Exhibit 5.2

Kaufman & Canoles, P.C. Three James Center, 12th Floor 1051 East Cary Street Richmond, VA 23219 Mailing Address Post Office Box 27828 Richmond, VA 23261 T (804) 771.5700 F (804) 771.5777 kaufCAN.com

March 26, 2010

Dehaier Medical Systems Limited

1223 Epoch Center

No. 31 Zi Zhu Yuan Road

Haidian District

Beijing 100089

People’s Republic of China

Re:	Dehaier Medical Systems Limited

Dear Sir:

We have acted as British Virgin Islands counsel for Dehaier Medical Systems Limited, a British Virgin Islands corporation (the “Company”), in connection with the preparation and filing of the Company’s registration statement on Form S-1 (Registration No. 333-163041) and all amendments thereto (as amended, the “Registration Statement”), as originally filed with the Securities and Exchange Commission (the “Commission”) on November 12, 2009. The Registration Statement relates to the offering (the “Offering”) of (i) up to 1,650,000 of the Company’s common shares, $0.002731 par value per share (the “Shares”) (including up to 150,000 Shares underlying placement agent warrants issued to the placement agent in connection with the offering (the “Placement Agent Warrants”)), and (ii) up to 150,000 Placement Agent Warrants exercisable to purchase one Share each.

In connection with this opinion, we have examined the Registration Statement and the prospectus contained therein (the “Prospectus”), the Company’s Articles and Memorandum of Association, as amended to date, and the originals, or copies certified to our satisfaction, of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinions expressed below (collectively, the “Documents”). We are relying (without any independent investigation thereof) upon an Officer’s Certificate from an Officer of the Company, certifying to the truth and accuracy of the factual statements, covenants, representations and warranties set forth in the Documents. We have assumed the authenticity of the signatures and seals set forth in such Officer’s Certificate. In addition, for all purposes of this opinion, as to questions of fact material to this opinion, we have, to the extent deemed appropriate, relied upon certain representations of certain officers of the Company.

The following opinion is given as to matters of British Virgin Islands law.

Based upon the foregoing and in reliance thereon, it is our opinion that the common shares of the Company, including any common shares underlying the placement agent warrants, are duly authorized and will, upon the receipt of full payment, issuance and delivery in accordance with the terms of the offering described in the Registration Statement, be legally issued, fully paid and non-assessable.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the use of our name in the Prospectus constituting a part thereof. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under section 7 of the U.S. Securities Act of 1933, as amended, or the Rules and Regulations of the Commission thereunder.

Sincerely,

/s/ Kaufman & Canoles, P.C.

Kaufman & Canoles, P.C.